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                                                               EXHIBIT 99.(e)(9)


                                    FORM OF
                                 SUPPLEMENT TO
                             DISTRIBUTION CONTRACT

               PIMCO Funds: Pacific Investment Management Series
                           840 Newport Center Drive
                        Newport Beach, California 92660

                               ___________, 2001


PIMCO Funds Distributors LLC
2187 Atlantic Avenue
Stamford, CT 06902

RE:  PIMCO Real Return Asset Fund
     PIMCO Real Return Fund II

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Trust") and PIMCO Funds Distributors LLC (the "Distributor") as follows:

     1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest in the Trust is offered to investors with respect to each investment portfolio. The PIMCO Real Return Asset Fund and PIMCO Real Return Fund II (the "Portfolios") are separate investment portfolios of the Trust.

     2. The Trust and the Distributor have entered into an Distribution Contract (the "Contract") dated May 5, 2000, pursuant to which the Distributor has agreed to be the distributor of shares of the Trust.

     3. As provided in paragraph 1 of the Contract, the Distributor hereby adopts the Contract with respect to each Portfolio and the Distributor hereby acknowledges that the Contract shall pertain to the Portfolios, the terms and conditions of such Contract being hereby incorporated herein by reference.

     4. This Supplement and the Contract shall become effective with respect to the Portfolios on _______________, 2001 and shall continue in effect with respect to the Portfolios for a period of more than two years from the effective date of this Supplement only so long as such continuance is specifically approved at least annually by (a) the Trust's Board of Trustees or by the vote of a majority of the Trust's outstanding voting securities (as defined in the 1940 Act) and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's Trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act)
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of any such party. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act). This Contract may, in any event, be terminated at any time without the payment of any penalty, by the Trust upon 60 days' written notice to the Distributor and by the Distributor upon 60 days' written notice to the Trust.

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     If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                   Very truly yours,

                                   PIMCO FUNDS:  PACIFIC INVESTMENT
                                   MANAGEMENT SERIES

                                   By:    _____________________________
                                   Title: President

ACCEPTED:

PIMCO FUNDS DISTRIBUTORS LLC

By:   _________________________________
Title:   Executive Vice President and
         Chief Administrative Officer

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